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Exhibit 99.4

MERGER OF THE IP LICENSING BUSINESS OF DSP GROUP AND PARTHUS TECHNOLOGIES—SATISFACTION OF IRREVOCABLE UNDERTAKING PRE-CONDITION

        SANTA CLARA, Calif. April 05, 2002—DSP Group, Inc. ("DSPG") (Nasdaq: DSPG) and Parthus Technologies plc ("Parthus") (LSE: PRH, Nasdaq: PRTH) jointly announce that DSPG has received irrevocable undertakings from the holders of approximately 36% of the issued Ordinary Share capital of Parthus to vote in favor of the proposed merger of Parthus and Ceva, the DSP intellectual property licensing subsidiary of DSPG, announced earlier today. This satisfies a pre-condition to the proposed merger.

        The directors of DSPG and the directors of Ceva accept responsibility for the information contained in this announcement other than that relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of DSPG and Ceva (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

        The directors of Parthus accept responsibility for the information contained in this announcement relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Parthus (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

        Morgan Stanley is acting for DSPG and Ceva and no one else in connection with the Merger and the Scheme and will not be responsible to anyone other than DSPG and Ceva for providing the protections offered to clients of Morgan Stanley, nor for providing advice in relation to the Merger and the Scheme.

        Goldman Sachs International is acting for Parthus and no one else in connection with the Merger, the Scheme and the Capital Repayment and will not be responsible to any other person for providing the protections offered to clients of Goldman Sachs International, or for providing advice in relation to the Merger, the Scheme and the Capital Repayment (as such terms were defined for the purposes of the Announcement of the Merger).

Enquiries:
DSP Group, Inc. Yaniv Arieli, Investor Relations	Tel: +1 408 986 4423
Morgan Stanley & Co. Limited Geoff Baldwin, Managing Director Duncan Priston, Vice President	Tel: +44 20 7425 5000
Parthus Technologies plc Barry Nolan	Tel: +353 1 402 5700
Goldman Sachs International Basil Geoghegan, Executive Director	Tel: +44 20 7774 1000
Financial Dynamics James Melville-Ross	Tel. +44 20 7831 3113

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN

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  Exhibit 99.4